Exhibit 22.1

Registered Senior Notes Issued Under	Issuer	Guarantors
Indenture dated August 19, 2009	Discovery Communications, LLC	Warner Bros. Discovery, Inc., Scripps Networks Interactive, Inc., WarnerMedia Holdings, Inc. (f/k/a Magallanes, Inc.)

Indenture dated March 15, 2022	WarnerMedia Holdings, Inc. (f/k/a Magallanes, Inc.)	Warner Bros. Discovery, Inc., Discovery Communications, LLC, Scripps Networks Interactive, Inc.

Indenture dated March 10, 2023	WarnerMedia Holdings, Inc. (f/k/a Magallanes, Inc.)	Warner Bros. Discovery, Inc., Discovery Communications, LLC, Scripps Networks Interactive, Inc.